Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Robert D. Garces

Alliance HealthCard, Inc.

Telephone number: 770-734-9255

Fax number: 770-734-9253

Email address: bgarces@alliancehealthcard.com

Web site address: www.alliancehealthcard.com

ALLIANCE HEALTHCARD REPORTS FIFTH CONSECUTIVE

QUARTERLY PROFIT

FOR THE QUARTER ENDED DECEMBER 31, 2004

ALANTA, GA, January 24, 2005/Business Wire/ — Alliance HealthCard (OTCBB: ALHC.OB) today reported its un-audited results for the quarter ended December 31, 2004.

For the three months ended December 31, 2004, Alliance reported net income of $174,767, or $0.04 per share, from $125,688, or $0.03. Gross profit as a percentage of revenue increased to 65% from 57%.

Robert D. Garces, Chairman and Chief Executive Officer, commented on the results of operations: “Alliance’s record profitability for five consecutive quarters is a result of the addition of five new contracts for the year ended September 30, 2004, a decrease of network expense related to several changes in the Company’s provider networks, and a reduction of royalty expense associated with an existing contract. We are currently implementing two new retail contracts and continue to be very encouraged by the increase in the activity level in our sales pipeline,” Garces added.

ABOUT ALLIANCE HEALTHCARD

Alliance HealthCard, Inc. (OTC BB: ALHC) creates, markets, and distributes membership savings programs to predominantly underserved markets, where individuals have either limited or no health benefits. These programs allow members to obtain substantial discounts in over 16 areas of health care services, including physician visits, hospital stays, pharmacy, dental, vision, patient advocacy, and alternative medicine, among others. The company offers third-party organizations self-branded or private-label healthcare savings programs through its existing provider networks and systems. Founded in 1998 by health-care and finance experts to address the need for affordable health care nationwide, Alliance HealthCard now accesses a network of more than 600,000 healthcare professionals and serves over 800,000 individuals. Alliance HealthCard, Inc. is based in Norcross, Ga.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.